James D. Cullen, P.A.
                         Legal Professional Association

James D. Cullen, Jr.       2150 Goodlette Road, Suite 200          Business Law
Admitted in Florida            Naples, Florida 34102               Corporations
  and Missouri                                                      Securities


                            Telephone: 941-434-8405
                            Facsimile: 941-643-6670
                            Email: JCullen@coconet.com

                                    10 October 1996



Dennis B. Schroeder
LottoWorld, Inc.
2150 Goodlette Road
Suite 200
Naples, FL 34102

RE: LottoWorld, Inc. ("LWI") Form S-8 Registration Statement

Dear Mr. Schroeder:

         As counsel for LWI I have reviewed the Registration Statement on Form S-8 (the "Registration Statement") dated as of the date of this opinion and to be filed by LWI with the Securities and Exchange Commission with respect to 750,000 shares of the $.001 par value LWl common stock under LottoWorld, Inc, Key Employee and Consultant Stock Option Program (the "Program"). As General Counsel, I have examined such documents, corporate records and instruments as I have deemed necessary or appropriate for the purposes of this opinion.

         Based on the foregoing, I am of the opinion that any shares of LWI common stock issued pursuant to the terms and conditions of the Program will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement.




                                           Very truly yours,


                                           /s/ James D. Cullen, Esq.
                                           ---------------------------
                                           James D. Cullen, Esq.